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Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of: (i) our supplemental report dated January 17, 2000 (except with respect to the matter discussed in the third paragraph of Note 12, as to which the date is January 20, 2000), included in the Abbott Laboratories Annual Report on Form 10-K for the year ended December 31, 1999 and (ii) our report dated January 17, 2000 (except with respect to the matter discussed in the third paragraph of Note 12, as to which the date is January 20, 2000), incorporated by reference in the Abbott Laboratories Annual Report on Form 10-K for the year ended December 31, 1999 and to all references to our firm in the registration statement.

/s/ ARTHUR ANDERSEN LLP ARTHUR ANDERSEN LLP

Chicago, Illinois
December 21, 2000

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CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS